UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 8, 2006

                          LEVEL 3 COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

 Delaware                             0-15658                         47-0210602
(State or other                  (Commission File                 (IRS employer
jurisdiction of incorporation)       Number)                 Identification No.)

  1025 Eldorado Blvd., Broomfield, Colorado                               80021
 (Address of principal executive offices)                           (Zip code)

                                  720-888-1000
              (Registrant's telephone number, including area code)

                                 Not applicable
         (Former name and former address, if changed since last report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))


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Item 8.01.   Other Events.

     In connection with the Agreement and Plan of Merger, dated as of October 16, 2006 (the "Merger Agreement"), by and among Broadwing Corporation ("Broadwing"), Level 3 Communications, Inc., a Delaware corporation ("Level 3"), Level 3 Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of Level 3, and Level 3, Colorado, Inc., a Delaware corporation and a wholly owned subsidiary of Level 3, pursuant to which Broadwing will be merged with a wholly owned subsidiary of Level 3 (the "Merger"), Broadwing has commenced a consent solicitation with respect to Broadwing's 3.125% Convertible Senior Debentures due 2026 (the "Convertible Debentures").

     Pursuant to the terms of the Indenture under which the Convertible Debentures were issued (the "Indenture"), the Merger will affect the Convertible Debentures in one of two ways. Under the Merger Agreement, Level 3 has the right to direct Broadwing to elect the specific alternative under the Indenture. Level 3 has advised Broadwing that Level 3 currently intends (based on the current value of the consideration to be delivered in the Merger) that the following alternative will govern the treatment of the Convertible Debentures in the Merger, but there can be no guarantee that Level 3 will not ultimately determine that the second alternative (described below) will govern:

     o As a result of the Merger, the Convertible Debentures will become convertible into the consideration to be paid in the Merger to the holders of Broadwing's common stock (i.e., for each share of Broadwing common stock into which a Convertible Debenture would have been convertible immediately prior to the Merger, the Convertible Debenture will instead become convertible following the Merger into $8.18 in cash and 1.3411 shares of Level 3 common stock);

     o As a result of the Merger, the holders of the Convertible Debentures may be entitled to receive a "make-whole amount" as specified in the Indenture if, but only if, they convert their Convertible Debentures during the 45-day period following the closing date of the Merger; and

     o Following the Merger, the holders of the Convertible Debentures will have the right to have their Convertible Debentures repurchased in accordance with the terms of the Indenture at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

Under the other alternative:

     o Following the Merger, the Convertible Debentures will be convertible into a number of shares of Level 3 common stock determined by adjusting the conversion rate in effect immediately before the Merger by a fraction:

          (A) the numerator of which is the value of the merger consideration on a per share basis (determined, with respect to the Broadwing common stock, as the average closing price for the ten trading days prior to the Merger); and

          (B) the denominator of which is the average closing price of Level 3's common stock for the ten trading days prior to the Merger.

     o Holders of the Convertible Debentures would not be entitled following the Merger to the make-whole amount upon conversion of the Convertible Debentures or have the right to have their Convertible Debentures repurchased.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: November 9, 2006                             LEVEL 3 COMMUNICATIONS, INC.
                                                     (Registrant)



                                                   By:  /s/ Neil J. Eckstein
                                                    Name: Neil J. Eckstein
                                                    Title: Senior Vice President